Exhibit 2.2
AMENDMENT NO. 1 TO
EQUITY PURCHASE AGREEMENT
          THIS AMENDMENT NO. 1 TO EQUITY PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of March 1, 2006 by and among XO Holdings, Inc., a Delaware corporation (“Seller”), XO Communications, LLC, a Delaware corporation (as successor by merger to XO Communications, Inc., a Delaware corporation, the “Company”), and Elk Associates LLC, a Delaware limited liability company (“Buyer”).
R E C I T A L S:
          WHEREAS, Seller, the Company and Elk are parties to that certain Equity Purchase Agreement, dated as of November 4, 2005 (the “Purchase Agreement”);
          WHEREAS, Seller, the Company and Elk desire to amend the Purchase Agreement as provided herein;
          WHEREAS, pursuant to Section 14.10 of the Purchase Agreement, any amendment or modification of the Purchase Agreement must be approved by the Special Committee (as defined in the Purchase Agreement), and this Amendment has been approved by the Special Committee;
          NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:
SECTION 1.
DEFINED TERMS
          1.1. Definitions. Capitalized terms not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Purchase Agreement.
SECTION 2.
AMENDMENTS TO PURCHASE AGREEMENT
          2.1. Section 1.1.
      (a) Assumed Debt. Section 1.1 of the Purchase Agreement is hereby amended by inserting the following definition therein in alphabetical order:
           ‘“Assumed Debt” means $75 million of the outstanding indebtedness of the Company under the Credit Agreement.”

      (b) Base Purchase Price. Section 1.1 of the Purchase Agreement is hereby amended by deleting the definition of “Base Purchase Price” therein in its entirety and inserting the following in lieu thereof:
           ‘“Base Purchase Price” means $625 million.”
      (c) Excluded Liabilities. Section 1.1 of the Purchase Agreement is hereby amended by deleting the definition of “Excluded Liabilities” therein in its entirety and inserting the following in lieu thereof:
           ‘“Excluded Liabilities” means all liabilities of the Company or any of its Subsidiaries under, arising out of or related to (a) all Obligations (as defined in the Credit Agreement) outstanding under the Credit Agreement other than the Assumed Debt, (b) the Preferred Securities, the Warrants and the Common Securities (including without limitation any and all liabilities related thereunder under federal or state securities laws), (c) the Allegiance Litigation, (d) any and all claims with respect to the filing by Allegiance Telecom, Inc. of a case under Chapter 11 of the Bankruptcy Code and the Asset Purchase Agreement dated as of February 18, 2004 related thereto, (e) the XO Plan of Reorganization and (f) any and all Excluded Assets.
      (d) Purchase Price. Section 1.1 of the Purchase Agreement is hereby amended by deleting the definition of “Purchase Price” therein in its entirety and inserting the following in lieu thereof:
           ‘“Purchase Price” means the sum of (a) Base Purchase Price, as adjusted by the Adjustment Amount as hereinafter provided, plus (b) the assumption by Buyer of the Assumed Debt.”
          2.2. New Definitions.
      (a) Section 1.1 of the Purchase Agreement is hereby amended by adding the following definitions thereto in alphabetical order:
           ‘“ATLT” means the Allegiance Telecom Liquidating Trust.
           ‘“ATLT Services Agreement” means that certain Transition Services Agreement, dated as of June 23, 2004, between the ATLT and the Company, as such agreement may be amended from time to time.”
           ‘“Communications Services” means XO Communications Services, Inc., a Delaware corporation.

           ‘“Continuing Agreements” means, collectively, the LMDS Services Agreement, the Master Spectrum Lease, the Wireline Services Agreement and the Wireless Services Agreement.”
           ‘“Intercompany Commitments” has the meaning assigned to such term in Section 7.17.”
           ‘“LMDS Co.” means LMDS Holdings, Inc., a Delaware corporation and the successor by merger to LMDS Holdings.
           ‘“LMDS Services Agreement” means that certain Transition Services Agreement, dated as of September 29, 2005, by and between Communications Services and LMDS Co., as such agreement may be amended from time to time.”
           ‘“Master Spectrum Lease” means that certain Master Spectrum Lease Agreement, dated as of March 1, 2006, by and between LMDS Co. and Communications Services, as such agreement may be amended from time to time.”
           ‘“Wireless Services Agreement” means that certain Network Services Agreement, dated as of March 1, 2006, by and between Communications Services and LMDS Co., as such agreement may be amended from time to time, pursuant to which LMDS Co. (as Service Provider) provides certain services to Communications Services (as Customer).”
           ‘“Wireline Services Agreement” means that certain Network Services Agreement, dated as of March 1, 2006, by and between Communications Services and LMDS Co., as such agreement may be amended from time to time, pursuant to which Communications Services (as Customer) provides certain services to LMDS Co. (as Service Provider).”
     2.3. Section 3.2(d). Section 3.2(d) of the Purchase Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:
      “(d) evidence that (i) all outstanding Obligations (as defined in the Credit Agreement) under the Credit Agreement other than the Assumed Debt shall have been paid in full (or will be paid in full on the Closing Date) and that upon such payment, no further Obligations (as defined in the Credit Agreement) of the Company or any Subsidiary other than the Assumed Debt shall be outstanding thereunder and (ii) prior to the Closing Date, Seller has made an offer to repurchase all of the outstanding Preferred Securities, which if accepted, would take place simultaneously with the Closing;”

          2.4. Section 3.3. Section 3.3 of the Purchase Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:
      “3.3 Deliveries by the Buyer. At the Closing, Buyer will deliver the following documents to Seller:
      (a) a certificate executed by the president, senior vice president, or vice president of Buyer, dated the Closing Date, representing and certifying, in such detail as Seller may reasonably request, that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled;
      (b) evidence of (i) the complete release and discharge, from and after the Closing, of Seller and its subsidiaries and Affiliates (other than the Company and any Subsidiary) from any and all Obligations (as defined in the Credit Agreement) relating to the Assumed Debt and (ii) the complete release, from and after the Closing, of any Lien (as defined in the Credit Agreement) pursuant to the Credit Agreement on, in, relating to or otherwise affecting any Excluded Assets;
      (c) such other certificates, instruments, and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement; and
      (d) a counterpart signature page to the Tax Termination and Indemnity Agreement duly executed by Starfire.”
          2.5. Section 6.2(i). Section 6.2(i) of the Purchase Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:
      “(i) other than one or more prepayments, not exceeding $100 million in the aggregate, of the outstanding indebtedness under the Credit Agreement (none of which prepayments shall be made from and after February 28, 2006), pay, discharge, or satisfy any claims, liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, and whether asserted or unasserted), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements included in the Disclosure Documents filed prior to the date hereof or incurred since June 30, 2005 in the ordinary course of business consistent with past practice and in connection with any Proceeding;”
          2.6. Section 7.4(f). Section 7.4(f) of the Purchase Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:
           “(i) Bonus Plan. On or about ten (10) days following the Closing, to the extent not previously paid by the Company in accordance with its 2005

Annual Bonus Plan, Buyer shall cause the Company to make a bonus payment under the Company’s 2005 Annual Bonus Plan to each Transferred Employee eligible therefor who remains in the employ of the Company at such time in an amount equal to the sum of (a) the amounts accrued therefor through the date of this Agreement and (b) provided that such Transferred Employee’s performance continues as it has heretofore and subject to the terms and conditions of such Plan, the amount accrued therefor thereafter in the ordinary course of business through December 31, 2005.”
          2.7. Section 7.11. Section 7.11 of the Purchase Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:
      “7.11 Excluded Assets. Notwithstanding the restrictions set forth regarding the conduct of the Company and its Subsidiaries pending closing set forth in Article 6 hereof, the transactions contemplated by this Agreement exclude, and prior to the Closing Date Seller shall cause the Company or any Subsidiary to transfer to Seller or any of its Affiliates (other than the Company or any Subsidiary), the following (collectively, the “Excluded Assets”):
(a)	the stock of LMDS Holdings;

(b)	all of the cash and Marketable Securities of the Company and the Subsidiaries and the interests in the ATLT held by it and its subsidiaries;

(c)	all assets related to the Excluded Liabilities, including books and records relating to the Company’s outstanding securities and debt obligations, and all claims and causes of action asserted by the Company in the Allegiance Litigation;

(d)	all assets listed in Schedule 7.11; and

(e)	the Excluded Information.
      Notwithstanding anything to the contrary provided elsewhere in this Agreement, Seller’s representations and warranties in Article 4 shall not apply to any of the items described in clauses (a) and (e) of the immediately preceding sentence and the Excluded Liabilities.”
          2.8. New Sections 7.16 and 7.17. Article 7 of the Purchase Agreement is hereby amended by adding the following new Sections 7.16 and 7.17 at the end thereof:
      “7.16 ATLT Information Rights. From and after the Closing, Buyer shall cause the Company to maintain books and records and provide or make available to the ATLT in accordance with the provisions of Sections 4.1 and 4.2 of the ATLT Services Agreement the books and records and information and materials required by such provisions to be maintained and provided or made available to the ATLT, as the case may be, by the Company; provided, however, that, except as provided in this Section 7.16, Buyer shall have no obligations or liabilities under the ATLT Services Agreement and such obligations or liabilities (other than as provided in this Section 7.16) shall remain Excluded Liabilities.”
      “7.17 Intercompany Agreements. No later that twenty (20) days prior to the Closing Date, Seller shall provide a complete and accurate list of any and all Commitments between the Company or any Subsidiary, on the one hand, and Seller or any of its Affiliates (other than the Company or any Subsidiary), on the other hand (such Commitments, the “Intercompany Commitments”), and at the Buyers sole and absolute discretion some or all of the Intercompany Commitments (other than the Continuing Agreements) shall be terminated or otherwise settled on or prior to the Closing and Seller shall and shall cause its Affiliates to cause the Intercompany Commitments (other than the Continuing Agreements) to be so terminated or otherwise settled as so determined by Buyer.”
     2.9. Section 14.10. Section 14.10 of the Purchase Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:
      “4.10 Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Buyer, which amendment or modification shall have been approved by the Special Committee, and no performance, term or condition can be waived in whole or in part, except by a writing signed by the Party against whom enforcement of the waiver is sought. Any term or condition of this Agreement may be waived at any time by the Party hereto entitled to the benefit thereof. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.”
     2.10. Exhibit A. Exhibit A to the Purchase Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof Exhibit A attached hereto.
     2.11. Exhibit B. Exhibit B to the Purchase Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof Exhibit B attached hereto.
     2.12. Schedule 7.11. Schedule 7.11 of Seller’s Disclosure Schedule is hereby amended by deleting it in its entirety and inserting in lieu thereof Exhibit C attached hereto.
SECTION 3.
MISCELLANEOUS
     3.1. Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Purchase Agreement shall remain in full force and effect in accordance with their respective terms. As used in the

Purchase Agreement, the terms “this Agreement,” herein, hereinafter, hereunder, hereto and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the Purchase Agreement as amended by this Amendment.
     3.2. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws rules or principles.
     3.3. Counterparts. This Amendment may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Equity Purchase Agreement to be duly executed as of the date first written above.

XO HOLDINGS, INC.
By:	/s/ Carl J. Grivner
	Name:	Carl J. Grivner
	Title:	President and Chief Executive Officer

XO COMMUNICATIONS, LLC
By:	/s/ William Garrahan
	Name:	William Garrahan
	Title:	Acting Chief Financial Officer and Senior Vice President

ELK ASSOCIATES LLC
By:	/s/ Edward Mattner
	Name:	Edward Mattner
	Title:	Treasurer